Exhibit 10.3

EXECUTION VERSION

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of July 14, 2013, by and among the persons and entities listed on Schedule A hereto (each, individually, an “Icahn Entity” and collectively, the “Icahn Entities”) and Navistar International Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Icahn Entities and their respective affiliates and associates may desire to acquire ownership of additional shares of common stock, par value $.01 per share, of the Company (“Common Stock”) without being subject to the restrictions under Section 203 of the General Corporation Law of the State of Delaware (“DGCL 203”) applicable to a “business combination” with an “interested stockholder” (each such term, as used in this Agreement, shall have the meaning given to it in DGCL 203, except as described in Section 4 hereof), so long as the Icahn Entities and their affiliates and associates do not own 20% or more of the voting power of the then issued and outstanding shares of voting stock of the Company;

WHEREAS, as of the date hereof, the Company and the Icahn Entities have no current discussions or negotiations with each other regarding a business combination or other extraordinary transaction involving the Company;

NOW THEREFORE, in consideration of the premises and the covenants of the parties set forth in this agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the undersigned hereby agree as follows:

1. The Company hereby represents and warrants to the Icahn Entities that the Board of Directors of the Company has duly approved (the “Board Approval”) this Agreement and the acquisition by the Icahn Entities and their respective affiliates and associates, whether in a single transaction or multiple transactions from time to time, of additional shares of Common Stock to the extent such acquisitions would result in the Icahn Entities and their affiliates and associates being the owner of 15% or more, but less than 20%, of the voting power of the shares of voting stock of the Company issued and outstanding from time to time, subject to the limitations provided for in Section 4 hereof and subject to the accuracy of the representations and warranties set forth in Section 2 hereof.

2. The Icahn Entities hereby represent and warrant that, as of the date of this Agreement and assuming the accuracy of the representations and warranties set forth in Section 3 hereof, the Icahn Entities and their affiliates and associates are, in the aggregate, owners of less than 15% of the shares of Common Stock issued and outstanding as of the date of this Agreement.

3. The Company hereby represents and warrants that, as of the date of this Agreement, there are 86,807,040 shares of Common Stock issued and outstanding which is the only class of “voting stock” (as defined herein) of the Company.

4. Each of the Icahn Entities agrees that if any Icahn Entity or any of its affiliates and associates becomes the owner of shares of voting stock of the Company such that the Icahn Entities would, together with their affiliates and associates, in the aggregate own 20% or more of the voting power of the issued and outstanding shares of voting stock of the Company under circumstances in which they would be an “interested stockholder” as defined in DGCL 203 (but, for this purpose, replacing 15% in such definition with 20%) (any event causing the Icahn Entities and their affiliates and associates to own in the aggregate 20% or more of the voting power of the then issued and outstanding shares of voting stock of the Company, an “Additional Acquisition”), then (i) notwithstanding the Board Approval referred to in Section 1 of this Agreement, the restrictions under DGCL 203 applicable to a “business combination” with an “interested stockholder” shall apply as a matter of contract pursuant to this Agreement (except as modified herein) to the Icahn Entities and their respective affiliates and associates as if such Board Approval had not been granted and as if the Additional Acquisition had caused each Icahn Entity and its affiliates and associates to become an interested stockholder for purposes of DGCL 203, except that wherever 15% is used in DGCL 203 it shall mean, for all purposes of this Agreement, 20%; and (ii) the Icahn Entities and their affiliates and associates will not engage in any business combination with the Company for a period of 3 years following the time that the Icahn Entities and their affiliates and associates became an owner of 20% or more of the voting power of the then issued and outstanding shares of voting stock of the Company, unless:

(1) prior to such time the Board of Directors of the Company approved, including approval by a majority of the Non- Icahn Directors (as defined in Section 5), either the business combination or the Additional Acquisition;

(2) upon consummation of the transaction which resulted in the Icahn Entities and their affiliates and associates becoming an owner of 20% or more of the voting power of the issued and outstanding shares of voting stock of the Company, the Icahn Entities and their affiliates and associates owned at least 85% of the voting power of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Icahn Entities and their affiliates and associates) those shares owned (i) by persons who are directors and also officers of the Company and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time the business combination is approved by the Board of Directors of the Company, including by a majority of the Non- Icahn Directors, and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the voting power of the outstanding voting stock which is not owned by the Icahn Entities and their affiliates and associates;

provided, that, the restrictions set forth above shall not apply if any of the exceptions in DGCL Section 203(b)(4), (5) or (6) would be applicable at the time of such business combination.

5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures were upon the same instrument. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement. This Agreement constitutes the entire agreement among the parties hereto in respect of the subject matter hereof. No provision of this Agreement may be: (a) amended except by an instrument in writing executed by the parties hereto; or (b) waived except by an instrument in writing executed by the party against whom the waiver is to be effective; provided that any such amendment or waiver has been approved by the Board of Directors of the Company, including, to the fullest extent permitted by law, by a majority of the Non- Icahn Directors. This Agreement shall not be terminated except by an instrument in writing executed by the parties hereto; provided that any such termination has been approved by the Board of Directors of the Company, including, to the fullest extent permitted by law, by a majority of the Non- Icahn Directors. For purposes of this Agreement, “Non- Icahn Directors” shall mean the members of the Board of Directors of the Company that are not affiliated with, and were not nominated by, any Icahn Entity or any affiliate or associate thereof or any other stockholder of the Company (including any affiliate or associate of any such stockholder) that is subject to an agreement similar to this Agreement. This Agreement: (i) shall not be assignable by any of the parties hereto; and (ii) shall be binding on successors of the parties hereto.

6. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom located in the State of Delaware (or, only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).

7. Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

8. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

9. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10. As used in this Agreement, the terms “affiliate,” “associate,” “owner,” including the terms “own” and “owned,” “stock” and “voting stock” have the meanings given to them in DGCL 203; provided, that (a) the Icahn Entities and their affiliates and associates shall not be deemed to be an “owner” of, or to “own” or have “owned,” any stock owned by any “Permitted Person” solely by virtue of engaging in a “Permitted Activity” with such Permitted Person, as such terms are currently defined in Amendment No. 1 to Rights Agreement, dated as of October 5, 2012, between the Company and Computershare Inc., a Delaware corporation, successor-in-interest to Computershare Shareowner Services LLC, a New Jersey limited liability company, as rights agent, as in effect on the date hereof, and (b) for the avoidance of doubt, the Company’s Nonconvertible Junior Preference Stock, Series B, par value $1.00 per share, and the Company’s Convertible Junior Preference Stock, Series D, par value $1.00 per share, each with the rights currently set forth in the Company’s certificate of incorporation in effect on the date hereof, shall not be deemed to be voting stock for purposes of this Agreement.

11. This Agreement is intended to benefit, and shall be enforceable by, each holder of outstanding shares of capital stock of the Company as a third-party beneficiary of this Agreement, such that such stockholders shall be entitled to enforce the Agreement if any of the provisions of this Agreement were not performed in accordance with their specific terms, as amended from time to time in accordance with Section 5 hereof, or were otherwise breached by the parties hereto, including, without limitation, in the event any business combination were consummated in violation of Section 4 hereof, as amended from time to time in accordance with Section 5 hereof, other than any consummation thereof pursuant to a waiver obtained in accordance with Section 5 hereof.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Curt A. Kramer
	Name:	Curt A. Kramer
	Title:	Corporate Secretary

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
	By:	Barberry Corp., its sole member
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
	By:	Hopper Investments LLC, general partner
	By:	Barberry Corp., its sole member

	By:	/s/ Edward E. Mattner
	Name:	Edward E. Mattner
	Title:	Authorized Signatory

ICAHN CAPITAL LP
	By:	IPH GP LLC, its general partner
	By:	Icahn Enterprises Holdings L.P., its sole member
	By:	Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
	By:	Icahn Enterprises Holdings L.P., its sole member
	By:	Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
	By:	Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:	/s/ SungHwan Cho
Name:	SungHwan Cho
Title:	Chief Financial Officer

/s/ Carl C. Icahn
Carl C. Icahn

SCHEDULE A

Barberry Corp.

Beckton Corp.

Carl C. Icahn

Icahn Capital LP

Icahn Enterprises Holdings L.P.

Icahn Enterprises G.P. Inc.

Icahn Offshore LP

Icahn Onshore LP

Icahn Partners LP

Icahn Partners Master Fund LP

Icahn Partners Master Fund II LP

Icahn Partners Master Fund III LP

IPH GP LLC

High River Limited Partnership

Hopper Investments LLC